FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 6, 2008

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
REPORTS RESULTS FOR THIRD QUARTER 2008

CHICAGO – November 6, 2008 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter ended September 30, 2008.

Highlights

•	Net income for the third quarter of 2008 was $1.3 million, compared to $3.4 million for the comparable quarter in 2007;

•	EPS of $0.08 compared to $0.22 one year ago;

•	Gross written premiums of $44.2 million for the third quarter of 2008, compared to $33.5 million for the third quarter of 2007;

•	Earned premiums of $37.2 million for the third quarter 2008, compared to $40.4 million for the comparable quarter in 2007;

•	Realized losses from other-than-temporary impairment of $0.8 million for the third quarter of 2008 compared to no losses for the third quarter of 2007

•	Unrealized loss of $4.9 million as of September 30, 2008, compared to an unrealized gain of $1.1 million as of year end;

•	Book value per share was $8.52 as of September 30, 2008, compared to $8.42 as of December 31, 2007.

Courtney Smith, president and chief executive officer, stated, “There is no question that the insurance market place continues to be competitive. Despite difficult overall economic and industry conditions affecting our results, we were able to grow our comparable quarterly premiums by over 31 percent due mainly to the writing of a large account in our public entity customer class.

“In our alternative staffing workers’ compensation segment, we have previously commented on the significant rate decreases that have occurred in California and Florida. However, we have been able to retain most of our accounts and are growing other programs such as temporary staffing to help offset these decreases. We have also expanded our e-comp. program parameters in the midwestern and southeastern states and anticipate increased quoting and new business opportunities.
“For our trucking business, despite recent pressure due to new entrants, we see opportunity to expand. Finally, reflecting the weak construction markets, our contractors’ business continues to suffer.

“While overall market conditions deteriorated in the third quarter, our conservative approach to managing our investment portfolio continues to provide a strong balance sheet. Our conservative strategy is centered on a mix of short term investments and investment in highly rated, fixed income securities with an average duration of approximately 3.5 years. We currently do not invest in equity securities.

“We have built ourselves as an underwriting company with the supporting infrastructure that allows us to deeply understand our market segments and dynamically take advantage of opportunities as they arise. We have shown our ability to take such action in the past and will continue to due so as conditions warrant. As our loss ratios demonstrate, we have maintained our underwriting and pricing discipline and continue to look to grow our top line but not at the expense of healthy bottom line results.”

Financial Results
Gross written premiums were $44.2 million for the three months ended September 30, 2008, versus $33.5 million in the third quarter of 2007. The increase to gross written premiums during the quarter was attributable to premium written under the company’s public entity business program offset by the continuing deterioration in economic conditions. For the nine months ended September 30, 2008, gross written premiums were $110.0 million versus $117.1 million for the same period in 2007. The reduction in gross written premiums was primarily due to the significant reduction in gross written premiums in the first quarter of 2008.

Earned premiums were $37.2 million for the third quarter of 2008 compared to $40.4 million for the third quarter of 2007. Earned premiums were $107.2 million for the nine months ended September 30, 2008 compared to $112.9 million for the comparable period in 2007.

Total expenses for the three months ended September 30, 2008, were $37.2 million, consisting of loss and loss adjustment expenses of $22.4 million, acquisition expenses of $8.5 million and other operating expenses of $6.3 million. Total expenses for the three months ended September 30, 2007, were $39.5 million, consisting of loss and loss adjustment expenses of $24.1 million, acquisition expenses of $9.7 million and other operating expenses of $5.7 million.

Total expenses for the nine months ended September 30, 2008, were $106.5 million, consisting of loss and loss adjustment expenses of $64.4 million, acquisition expenses of $24.5 million and other operating expenses of $17.6 million. Total expenses for the nine months ended September 30, 2007, were $110.3 million, consisting of loss and loss adjustment expenses of $66.1 million, acquisition expenses of $27.6 million and other operating expenses of $16.6 million.

For the third quarter of 2008, net loss and loss adjustment expense ratio was 60.3 percent versus 59.6 percent for the comparable quarter in 2007. This increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower rates. This was partially offset by favorable prior year loss development for the third quarter of 2008 of $0.4 million primarily attributable to improved loss development in our general liability line of business.
For the nine months ended September 30, 2008, net loss and loss adjustment expense ratio was 60.1 percent versus 58.5 percent for the comparable nine months in 2007. This increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower rates. This was partially offset by favorable prior year loss development for the nine months ended September 30, 2008 of $1.7 primarily attributable to improved loss development in our commercial automobile and general liability lines of business.

Net investment income for the three months ended September 30, 2008, was $2.6 million, compared to $2.5 million for the prior year period. While investments increased $39.1 million from $215.0 million to $254.1 million at September 30, 2008, investment income increased only $0.1 million due to significantly decreased short term yields and a shift into tax exempt securities of $49.9 million. Total revenues were $39.0 million for the third quarter of 2008, compared to $42.9 million for the third quarter of 2007. Net investment income for the nine months ended September 30, 2008, was $7.9 million, compared to $7.0 million for the prior year period. Total revenues were $114.3 million for the nine months ended September 30, 2008, compared to $119.9 million for the comparable period in 2007.

Net income for the quarter ended September 30, 2008, was $1.3 million, compared to $3.4 million for the comparable period in 2007. Net income for the nine months ended September 30, 2008, was $7.0 million, including a one-time accounting benefit for deferred taxes of $0.7 million, compared to $9.4 million for the comparable period in 2007. The decrease in our net income was due to a decrease in our pre-tax income and an increase in our taxes resulting from our change of status to a full taxpayer which occurred in the second quarter of 2008. The decrease in the company’s pre-tax income was primarily due to a decrease in earned premium resulting from reductions in workers’ compensation rates and weak economic conditions which was partially offset for the nine month period by the increase in investment income. In addition, there were other-than-temporary impairment write downs for a realized loss of $0.8 million.

Earnings per share for the three months ended September 30, 2008, was $0.08 compared to $0.22 for the same period in 2007. Earnings per share for the nine months ended September 30, 2008, was $0.45 compared to $0.61 for the same period in 2007.

Financial Condition
As of September 30, 2008, the company reported investments of $254.1 million, total assets of $438.5 million, total liabilities of $306.2 million and shareholders’ equity of $132.3 million. Book value per share as of September 30, 2008, was $8.52 and tangible book value per share was $7.82. As of December 31, 2007, the company reported investments of $229.4 million, total assets of $422.5 million, total liabilities of $291.4 million and shareholders’ equity of $131.1 million. Book value per share as of December 31, 2007 was $8.42 and tangible book value per share was $7.73. Book value includes unrealized losses of $4.9 million as of September 30, 2008 as compared to gains of $1.1 million as of December 31, 2007.

Conference Call Details
SUAI will host a conference call on Friday, November 7, 2008 at 11:00 a.m. Eastern Time to discuss third quarter results. Interested parties may access the call live by dialing 877-604-9672 or the live webcast by visiting the “Investor Relations” page of SUAI’s website at www.suainsurance.com.

A replay of the call will be available by dialing 888-203-1112, and entering pass code 2643571 through November 14, 2008. A replay of the call will also remain on the company’s website for at least 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except per share data)

	For the Three Months		For the Nine months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Results of operations
Gross written premiums	$44.2	$33.5	$110.0	$117.1
Net written premiums	42.1	30.9	103.8	108.7
Earned premiums	$37.2	$40.4	$107.2	112.9
Net investment income	2.6	2.5	7.9	7.0
Net Realized gains (losses)	(0.8)	—	(0.8)	—

Total revenues	39.0	42.9	114.3	119.9

Loss and loss adjustment expenses	22.4	24.1	64.4	66.1
Acquisition expenses	8.5	9.7	24.5	27.6
Other operating expenses	6.3	5.7	17.6	16.6

Total expenses	37.2	39.5	106.5	110.3

Pre-tax income	1.8	3.4	7.8	9.6
Income tax benefit/(expense)	(0.5)	-	(0.8)	(0.2)

Net income (loss)	$1.3	$3.4	$7.0	$9.4

Key ratios
Net loss and loss adjustment expense ratio	60.3%	59.6%	60.1%	58.5%
Ratio of acquisition expenses to earned premiums	22.9%	23.8%	22.9%	24.2%
Ratio of all other expenses to gross written premiums	14.2%	17.4%	16.0%	14.4%
Net income (loss) per share
Basic	$0.08	$0.22	$0.45	$0.61
Diluted	$0.08	$0.22	$0.45	$0.61
Weighted Average Shares Outstanding
Basic	15.5	15.4	15.6	15.4
Diluted	15.6	15.4	15.7	15.4

Summary Financial Data
(in millions, except per share data)
	As of	As of
	September 30,	December 31,
Assets	2008	2007
Investments	$254.1	$229.4
Cash	0.5	1.0
Insurance premiums receivable	60.1	68.9
Reinsurance recoverable on unpaid loss and loss adjustment expenses*	74.1	77.2
Prepaid reinsurance premiums	0.7	0.6
Investment income accrued	2.2	1.9
Equipment and capitalized software at cost (less accumulated depreciation of $12.1 and $8.9)	13.2	12.8
Intangible assets	10.7	10.7
Deferred acquisition costs	17.3	17.5
Deferred tax asset	3.4	—
Other assets	2.2	2.5

Total assets	$438.5	$422.5

Liabilities
Loss and loss adjustment expense reserves*	$202.3	$184.7
Unearned insurance premiums	83.4	86.8
Insured deposit funds	13.5	12.5
Accounts payable and other liabilities	7.0	7.4

Total liabilities	306.2	291.4

Shareholders’ equity
Common stock at $.01 par value per share – authorized: 30.0 shares; issued: 14.7 shares; outstanding: 14.4 shares and 14.7 shares	0.1	0.1
Class B common stock at $.01 par value per share – authorized: 2.0 shares; issued and outstanding: 1.0 shares and 0.9 shares	0.0	0.0
Paid in capital – common stock	129.8	129.5
Paid in capital – Class B common stock	7.3	6.1
Accumulated deficit	1.3	(5.7)
Treasury stock	(1.3)	—
Accumulated other comprehensive income	(4.9)	1.1

Total stockholders’ equity	132.3	131.1

Total liabilities and stockholders’ equity	$438.5	$422.5

Book value data
Weighted average shares outstanding	15.5	15.4
Book value per share	$8.52	$8.42
Tangible book value per share	$7.82	$7.73

• Includes $59.1 million and $63.5 million as of September 30, 2008 and December 31, 2007 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
For the Three Months Ended September 30
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Specialty Risk Solutions, LLC	$16.1	36.5%	$1.8	5.4%
Risk Transfer Holdings, Inc.	12.5	28.3%	12.1	36.1%
American Team Managers	6.2	14.0%	7.1	21.2%
AEON Insurance Group, Inc.	5.1	11.5%	7.9	23.6%
Appalachian Underwriters, Inc.	1.6	3.6%	2.7	8.0%
Northern Star Management, Inc.	1.6	3.6%	—	—
First Light Program Manages, Inc.	0.6	1.4%	—	—
Insential, Inc.	0.3	0.7%	0.5	1.5%
Flying Eagle Insurance Services, Inc.	0.1	0.2%	1.2	3.6%
Other	0.1	0.2%	0.2	0.6%

Total	$44.2	100.0%	$33.5	100.0%

	Three Months Ended		Three Months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$26.0	58.8%	$14.1	42.1%
Texas	6.9	15.6%	6.3	18.8%
Florida	3.3	7.5%	2.8	8.4%
Other States	8.0	18.1%	10.3	30.7%

Total	$44.2	100.0%	$33.5	100.0%

	Three Months Ended		Three Months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
General liability	$18.8	42.5%	$9.5	28.3%
Workers’ compensation.	15.7	35.5%	14.3	42.7%
Commercial automobile.	9.0	20.4%	8.5	25.4%
All Other	0.7	1.6%	1.2	3.6%

Total	$44.2	100.0%	$33.5	100.0%

Gross Written Premium Data
For the Nine months Ended June 30
(in millions, except percentages)

	Nine months Ended		Nine months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$44.0	40.0%	$49.6	42.3%
American Team Managers	18.9	17.2%	27.3	23.3%
Specialty Risk Solutions, LLC	17.0	15.4%	3.0	2.6%
AEON Insurance Group, Inc.	15.8	14.4%	19.7	16.8%
Appalachian Underwriters, Inc.	5.5	5.0%	12.9	11.0%
Northern Star Management, Inc.	3.6	3.3%	—	—
First Light Program Manages, Inc.	2.0	1.8%	—	—
Insential, Inc.	1.0	0.9%	1.3	1.1%
Flying Eagle Insurance Services, Inc.	0.6	0.5%	2.3	2.0%
Other	1.6	1.5%	1.0	0.9%

Total	$110.0	100.0%	$117.1	100.0%

	Nine months Ended		Nine months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$51.7	47.0%	$42.8	36.6%
Florida	15.7	14.3%	25.3	21.6%
Texas	13.1	11.9%	12.1	10.3%
Other States	29.5	26.8%	36.9	31.5%

Total	$110.0	100.0%	$117.1	100.0%

	Nine months Ended		Nine months Ended
	September 30, 2008		September 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$53.9	49.0%	$60.2	51.4%
Commercial automobile	27.0	24.5%	25.8	22.0%
General liability	26.9	24.5%	28.1	24.0%
All Other	2.2	2.0%	3.0	2.6%

Total	$110.0	100.0%	$117.1	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.